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                                                                   (Exhibit 3.1)

                                                                    FILED
                                                                 JUN 21 1995
                                                                LONNA R. HOOKS
                                                              Secretary of State

                          CERTIFICATE OF INCORPORATION

                                       OF

                                JAZZ PHOTO CORP.
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           (Section 14A:2-7 of the New Jersey Business Corporation Act
                    for use by Domestic Profit Corporation)


     THIS IS TO CERTIFY THAT there is hereby organized a corporation under and by virtue of the provisions of the New Jersey Business Corporation Act Title 14A, New Jersey Statutes (NJS).

1.   The name of the corporation is JAZZ PHOTO CORP.

2. The purpose for which this corporation is organized is to engage in any activity within the lawful business purposes for which corporations may be organized under the New Jersey Business Corporation Act.

3.   The name of the corporation's registered agent is Mona Benun.

4. The address of the corporation's registered office is 1459 Pinewood Street, Rahway, New Jersey 07065.

5. The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares, having a par value of $.01 per share, all of which shall be common stock.

6. The number of directors constituting the initial board of directors of this corporation is one. The name and address of each person who is to serve as such director is: Mona Benun residing at 80 Wickapecko Drive, Allenhurst, New Jersey 07711.

7. The name and address of the incorporator is Diane L. Rose, Esq., c/o Greenberg & Kahr, 3 New York Plaza, 12th Floor, New York, New York 10004.

8.   The duration of the corporation is perpetual.

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9.   The corporation shall, to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such a corporate agent. The term "corporate agent" as used herein shall have the meaning attributed to it by Section 14A:3-5 of the New Jersey Business Corporation Act and by any other applicable provision of law.

10. The personal liability of the directors and officers of the corporation is hereby limited to the fullest extent permitted by subsection 14A:2-7(3) of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

     IN WITNESS WHEREOF, I, the individual incorporator of the above-named corporation, being over eighteen years of age, have signed this certificate this 16th day of June, 1995.


                                       /s/ Diane L. Rose
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                                       Diane L. Rose, Incorporator